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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of earliest event reported): December 18, 1996


                        COMMUNITY FIRST BANKSHARES, INC.
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             (Exact name of Registrant as specified in its charter)


          Delaware                      0-19368                  46-0391436
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(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
     of incorporation)                                      Identification No.)


            520 Main Avenue
          Fargo, North Dakota                               58124-0001
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(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (701) 298-5600


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Item 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On December 18, 1996, Mountain Parks Financial Corp. ("Mountain Parks") was merged with and into Community First Bankshares, Inc. ("CFB" or the "Company") pursuant to an Agreement and Plan of Reorganization dated as of June 25, 1996 by and between CFB and Mountain Parks (the "Merger Agreement"). The 4,056,551 shares of outstanding Mountain Parks common stock as of the effective date of the merger were converted into 5,172,103 shares of newly issued common stock of the Company, according to the conversion ratio set forth in the Merger Agreement of 1.275 shares of CFB common stock for each share of Mountain Parks common stock (with cash being paid for fractional shares of CFB common stock). The market value of the Company's common stock issued in the merger was approximately $142.2 million, based on the closing price of CFB common stock on the Nasdaq National Market on December 18, 1996.

     Pursuant to the Merger Agreement, all properties and assets of every kind held by Mountain Parks at the effective date of the merger have become the properties and assets of CFB, and CFB has become liable for all the debts, liabilities and other obligations of Mountain Parks. Mountain Parks was a bank holding company that operated a Colorado state chartered bank with full service commercial banking facilities in 17 Colorado communities located in winter ski and summer recreational areas in the Colorado mountains and in the greater Denver/Boulder metropolitan area. As of September 30, 1996, Mountain Parks had total consolidated assets of approximately $582 million.

     The merger with Mountain Parks will be accounted for as a pooling of interests. Accordingly, all historical Mountain Parks information of CFB will be restated to combine the results of operations, assets and liabilities of CFB and Mountain Parks.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (b)  PRO FORMA FINANCIAL INFORMATION.

     To be provided by amendment within 60 days of the date hereof in accordance with Item 7(b)(2) of Form 8-K.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   COMMUNITY FIRST BANKSHARES, INC.


                              By /s/ Mark A. Anderson
                                 -----------------------------------------
                                   Mark A. Anderson, Executive Vice
                                     President and Chief Mountain Parks Officer
Dated: January 2, 1997


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